CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century Government Income Trust of our reports dated May 17, 2018, relating to the financial statements and financial highlights, which appear in the American Century Capital Preservation Fund’s, the American Century Ginnie Mae Fund’s, the American Century Government Bond Fund’s, the American Century Inflation-Adjusted Bond Fund’s, and the American Century Short Term Government Fund’s Annual Report on Form N-CSR for the year ended March 31, 2018. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
July 26, 2018